UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 18, 2025

Grayscale Horizen Trust (ZEN)

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-56435	83-6217411
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

c/o Grayscale Investments Sponsors, LLC 290 Harbor Drive, 4th Floor
Stamford, Connecticut		06902
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 212 668-1427

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Grayscale Horizen Trust (ZEN) Shares	HZEN	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 7.01. Regulation FD Disclosure.

Migration to Base blockchain

On July 18, 2025 (the “Announcement Date”), as a result of the announced migration of all Horizen (“ZEN”) in the main Horizen blockchain to the Base blockchain (the “Migration”) and the planned discontinuation of all ZEN in the Horizen blockchain by July 23, 2025 (the “Migration Date”), Grayscale Investments Sponsors, LLC, the sponsor (the “Sponsor”) of Grayscale Horizen Trust (ZEN) (the “Trust”), announced that, from and after the Migration Date, it will consider the ERC-20 ZEN tokens on the Base blockchain (the “ZEN Base Tokens”) to be generally accepted ZEN and, therefore, such ZEN Base Tokens should be thereafter considered “ZEN” for the Trust’s purposes. The Migration follows a favorable vote by the Horizen DAO, a distributed autonomous organization which helps govern the development of the Horizen Network, which was announced in February 2025. As part of the transition to the Base blockchain, there will be a change in the emissions schedule underlying the Horizen protocol, with an increase in circulating supply from approximately 16.0 million ZEN to a projected 17.25 million ZEN Base Tokens and the transfer of 0.75 million and 0.50 million ZEN Base Tokens to the Horizen DAO and the Horizen Foundation, respectively. On or about the Migration Date, each ZEN token currently owned by the Trust is expected to be replaced by a ZEN Base Token, and thereafter the Trust’s assets will comprise solely of ZEN Base Tokens.

Coinbase Custody Trust Company, LLC is expected to act as custodian on behalf of the Trust with respect to the Trust’s ZEN Base Tokens following the Migration. No action is or will be required from the shareholders of the Trust for the Migration described above to be completed.

The Sponsor intends to evaluate the adoption and usage of ZEN Base Tokens following the Migration, among other factors, including the ongoing viability of the Trust, and currently expects to make a determination as to the foregoing by December 2025. Based on such evaluation, the Sponsor may discontinue the affairs of the Trust pursuant to the terms of the Trust Agreement and as described in the reports and documents of the Trust filed with or furnished to the SEC.

Description of the Base blockchain and ZEN Base Tokens

ZEN Base Tokens are ERC-20 tokens that serve as the digital currency underlying the Horizen Network following the Migration Date, which is built on the Base blockchain, a “Layer-2” scaling network built for the online, end-user-to-end-user network underlying Ethereum tokens (the “Ethereum Network”). No single entity owns or operates the Horizen Network.

Layer-2 blockchains serve to overcome certain perceived hurdles associated with the Ethereum Network. For example, the Ethereum Network is capable of processing approximately 12 transactions per second, which is commonly referred to as its “throughput.” By comparison, other payment networks, such as Visa’s global payments network, VisaNet, can process more than 65,000 transactions per second. Some believe that the Ethereum Network is not capable of scaling substantially beyond its current limits due to difficulties in maintaining synchronization among its network of thousands of validators that prohibit higher throughput amounts. Layer-2 blockchains attempt to process transactions among a much smaller set of nodes and then periodically sync to the Ethereum Network according to a set of cryptographic rules that allow potentially thousands of the transactions that occur on the Layer-2 blockchain to be represented in a single transaction on the Ethereum Network. This configuration seeks to increase network speeds across associated Layer-2 blockchains while harnessing the security provided by the Ethereum Network’s large, decentralized validator base. Layer-2 blockchains operate like a smaller Ethereum Network in that they can process transactions and facilitate smart contracts, though at a higher throughput, yet attempt to borrow from the Ethereum Network’s security through various synchronization mechanisms.

To achieve these scaling goals, the design of the Base blockchain is centered around “optimistic rollups,” a mechanism by which a smaller set of Layer-2 nodes process users’ transactions and then batches those transactions into a single transaction that “rolls up” to the Ethereum Network. Rather than validating every single transaction like the Ethereum Network, optimistic rollups assume that transactions are valid unless challenged by a validator during a dispute period by submitting a proof of the invalid transactions. If there are no challenges during a dispute period applicable to a batch of transactions, those transactions are finalized to the Ethereum Network and cannot be undone without manipulating the Ethereum Network against protocol rules. Because transactions on many Layer-2 blockchains such as the Base blockchain are submitted as a single transaction on the Ethereum Network, transaction fees associated with Ethereum Network transactions may be allocated among all the Layer-2 blockchain transactions, resulting in much lower cost per transaction than if they were conducted directly on the Ethereum Network.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Grayscale Investments Sponsors, LLC, as Sponsor of Grayscale Horizen Trust (ZEN)

Date:	July 18, 2025	By:	/s/ Edward McGee
Edward McGee Chief Financial Officer*

* The Registrant is a trust and the identified person signing this report is signing in their capacity as an authorized officer of Grayscale Investments Sponsors, LLC, the Sponsor of the Registrant.